Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

TELETOUCH PAGING, LP

as Buyer

and

TELETOUCH COMMUNICATIONS, INC.

as Seller

August 22, 2005

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

2.1(a)	Paging Equipment
2.1(c)	Inventory
2.1(f)(i)	Leases
2.1(f)(ii)	Stores
2.1(i)	Excluded Store Equipment
2.1(j)	Permits
2.1(k)	Customer List
2.1(n)	Excluded Telephone Numbers
2.1(t)	Accounts Receivable
2.1(u)	Intellectual Property
2.1(v)	Vehicles
2.1(x)	Reseller and Intercarrier Agreements
2.1(y)	Additional Assets
2.3(d)	Assumed Vehicle Leases and Loans
2.4(g)	Violations of Assigned Contracts
3.2(a)	Price Allocation
5.3	Consents and Violations
5.4	Current Assets and Current Liabilities
5.6	Warranty Claims
5.7	Title and Condition of Assets
5.9	Contracts and Commitments
5.10	Expired or Lapsed Permits
5.11	Litigation
5.17	Environmental
5.21	Government Contracts
5.22	Undisclosed Liabilities
5.23	Restrictions on Business Activities

EXHIBITS

Exhibit A	Promissory Note

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of August 22, 2005, is by and between Teletouch Communications, Inc., a Delaware corporation (“Seller”), and TeleTouch Paging, LP, a Texas limited partnership (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of operating VHF and UHF paging telecommunications systems and services and related answering services (collectively, the “Business”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, substantially all of the assets of Seller associated with the Business, all upon the terms and subject to the conditions set forth below.

NOW, THEREFORE, for the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“AAA”: as defined in Section 14.3.

“Accounts Receivable”: all notes and accounts receivable of Seller attributable to the Business.

“Accounts Payable”: the payables of Seller associated with the Business.

“Act”: the Communications Act of 1934, as amended.

“Adjustment Amount”: as defined in Section 3.3.

“Affiliate”: with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

“Agreement”: this Asset Purchase Agreement, as amended from time to time as provided herein, and all exhibits, schedules and ancillary documents hereto, except where the context clearly indicates otherwise.

“Antenna Structure Registration”: Registration issued by the Commission with respect to certain antenna structures in accordance with Part 17 of the Rules and Regulations.

“Assets”: as defined in Section 2.1.

“Assigned Contracts”: as defined in Section 2.3.

“Assumed Obligations”: as defined in Section 2.3.

“Bad Debt Reserve”: as defined in the definition of “Current Assets” in this Section 1.1.

“Bad Debt Statement”: as defined in Section 3.4.

“Books and Records”: all books, records, books of account, files and data (including customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates and other documents used in or associated with the conduct of the Business or the ownership of the Assets, except that the Books and Records shall not include personnel records and files or any books, records, files and other data of Seller which relate exclusively to (i) organizational or governance proceedings of Seller, (ii) the Excluded Assets, or (iii) excluded obligations or liabilities in Section 2.4 below.

“Business”: as defined in the Recitals to this Agreement; provided, however, that such term shall in no event refer to (i) Seller’s two-way radio business or (ii) Seller’s existing telemetry business.

“Business Day”: any day excluding Saturday, Sunday and any day on which banks in Fort Worth, Texas are authorized or required by law or other governmental action to close.

“Buyer”: as defined in the preamble of this Agreement.

“Buyer Indemnitees”: as defined in Section 13.2.

“Cash Payment”: as defined in Section 3.1.

“Claim”: as defined in Section 13.3.

“Closing”: as defined in Section 11.1.

“Closing Date”: as defined in Section 11.1.

“Code”: the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Commission”: the Federal Communications Commission.

“Communications Sites”: All properties on which Seller leases or licenses tower, ground, rooftop or other space for the operation of paging transmission equipment.

“Confidentiality Agreement”: as defined in Section 14.13.

“Contract”: any written contract, agreement or instrument relating to the Business to which Seller is a party or is otherwise bound, including, without limitation, supply contracts, customer agreements and accounts, any mortgages, deeds of trust, notes or guarantees, pledges, liens, or conditional sales agreements to which Seller is a party or by which any of its assets may be bound, of which copies have been made available to Buyer for review, but excluding Leases.

“Current Assets”: (i) petty cash at store locations, (ii) trade accounts receivable (net of a reserve for bad debts equal to $25,000 plus the amount of all accounts over 90 days past due, such reserve being hereinafter referred to as the “Bad Debt Reserve”), (iii) building and service deposits, (iv) amounts owed to the Seller relating to TNPP and usage-based services provided by the Business but not yet billed, (v) prepaid expenses and yellow pages fees, and (vi) Inventory related to the Business.

“Current Liabilities”: (i) paging service deferred revenue, (ii) customer accounts with credit balances relating to the Business, and (iii) customer security deposits related to the Business.

“Damages”: as defined in Section 13.1.

“Dispute”: as defined in Section 14.3.

“Encumbrances”: liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, encroachments, licenses, Leases, Permits, security agreements, or any other encumbrances and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto.

“Environmental Claim”: any and all administrative, regulatory, judicial or other actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law (cumulatively and for purposes of this definition, “Environmental Claims”), including without limitation (i) any and all Environmental Claims by Governmental Authorities for enforcement, penalties, cleanup, removal, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Environmental Claims by any third party seeking damages, enforcement, penalties, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law”: any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the National Environmental Policy Act of 1969 (NEPA), 42 U.S.C. §4321 et. seq.; Procedures Implementing NEPA, 47 C.F.R. §1.1307 et. seq.; Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. § 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and relevant state and local laws.

“Excluded Assets”: as defined in Section 2.2.

“Excluded Liabilities”: as defined in Section 2.4.

“FCC Approvals”: as defined in Section 11.4.

“GAAP”: generally accepted accounting principles consistently applied (as such term is used in the American Institute of Certified Public Accountants Professional Standards).

“Governmental Authority”: means (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department, or other instrumentality of any such government, or (b) any person having the authority under any applicable government requirements to assess and collect taxes for its own account.

“Hazardous Materials”: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “regulated substances” or words of similar import under any applicable Environmental Law.

“Independent Accountants”: as defined in Section 3.4.

“Intellectual Property”: domestic and foreign patents, patent applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs and software, data bases, trade secrets, methods, designs, processes, procedures, proprietary information and any other intangible property used in or associated with the conduct of the Business and the ownership of the Assets, including all of Seller’s rights to any such property which is owned by and licensed from others and any goodwill associated with any of the foregoing.

“Leases”: any and all written contracts, agreements, and commitments regarding the lease of real or personal property to which Seller is a party or is otherwise bound that relate to or are used in the operation of the Business, including, but not limited to, leases of towers and transmitter sites.

“License Agreement”: as defined in Section 11.2.

“Management Agreement”: as defined in Article IV.

“Material Adverse Effect”: a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the applicable party.

“Net Working Capital”: the total of Current Assets as of the Closing Date less Current Liabilities as of the same date.

“Net Working Capital Adjustment”: as defined in Section 3.3.

“Noncompetition and Nonsolicitation Agreement”: a customary noncompetition and nonsolicitation agreement to be entered into by Buyer and Seller at Closing pursuant to which Seller agrees to not compete with the Business within the current market area of the Business for two years following Closing and agrees to not solicit customers or employees of the Business for two years following closing.

“Pending Applications”: any applications related to the Business filed with, but not granted by, the Commission on behalf of Seller prior to the Closing Date.

“Permitted Encumbrances”: (i) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by Seller in the operation of the Business, (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (iii) Encumbrances created by Buyer, and (iv) Encumbrances, if any, relating to the Assumed Obligations.

“Permits”: as defined in Section 2.1(j).

“Person”: any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or other department or agency thereof or other entity.

“Pre-Closing Period”: as defined in Section 5.12(a).

“Price Allocation”: as defined in Section 3.2.

“Promissory Note”: as defined in Section 3.1(b).

“Purchase Price”: as defined in Section 3.1.

“Regulated Permits”: as defined in Section 11.4.

“Releases”: as defined in Section 5.17.

“Requisite Stockholder Approval”: as defined in Section 7.4.

“Reseller Agreements”: as defined in Section 2.1(x).

“Returns”: as defined in Section 5.12(a).

“Rules and Regulations”: as defined in Section 5.10(b).

“Schedules”: The schedules of Seller, Buyer or both as appropriate in the context and as referenced throughout this Agreement.

“Seller”: as defined in the preamble of this Agreement.

“Seller Indemnitees”: as defined in Section 13.1.

“Stores”: the Seller’s leased store and warehouse facilities identified on Schedule 2.1(f)(ii).

“Sublease”: as defined in Section 11.2.

“Subsequent Permits”: any Permits related to the Business acquired by or granted to Seller after the date of this Agreement but prior to the Closing Date.

“Supplemental Disclosure”: as defined in Section 12.3.

“Tax”: any net income, alternative or add-on minimum tax, advance, corporation, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any Governmental Authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

“Termination Period”: as defined in Section 12.3.

“Vehicles”: as defined in Section 2.1(v).

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

1.3 Other Definitional Provisions.

(a) The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

(d) Reference to the “best knowledge” of a Person or words of similar import shall mean the actual or constructive best knowledge of such Person after reasonable due diligence as to the facts and circumstances addressed.

(e) All references made herein to schedules and exhibits refer to the schedules and exhibits attached hereto, which are incorporated into and made a part of this Agreement by reference.

ARTICLE II

THE TRANSACTION

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, all of Seller’s rights, title and interest in and to the following assets (the “Assets”) free and clear of all Encumbrances except Permitted Encumbrances, to Buyer on the Closing Date (except with respect to certain Permits which shall be conveyed in accordance with Section 11.4) against the receipt by Seller of the Purchase Price:

(a) Paging Equipment. All of Seller’s paging equipment, including terminals and transmitters, more specifically listed on Schedule 2.1(a), except as may be consumed in the ordinary course of business prior to Closing;

(b) [Intentionally Deleted]

(c) Inventory. All pagers, accessories and other merchandise, supplies, stock in trade and other such assets of Seller held for sale or lease in the ordinary course of the Business or to be furnished under contracts of service or held as work in process or to be used or consumed in the Business, including but not limited to the inventory described on Schedule 2.1(c) and including any inventory held by customers for replacement of leased pagers, such equipment commonly referred to as spares, except as may be consumed in the ordinary course of business prior to Closing;

(d) Spare Parts and Supplies. All of Seller’s spare parts, supplies, specialty tools and other items and equipment used or useful in the operation of the Business;

(e) [Intentionally Deleted]

(f) Leases. all of Seller’s rights, title and interest under the real property leases, licenses and subleases listed on Schedule 2.1(f)(i);

(g) Fixtures. all shelving, desks, displays and display cases, lighting, built-in furniture and other fixtures owned by Seller, located at the Stores and Home Offices and used or useful in connection with the Business;

(h) Furniture. all furniture, movable or immovable, located at the Stores and used or useful in connection with the Business;

(i) Store Equipment. all cash registers, computers and other equipment located at the Stores and used or useful in connection with the Business, except as otherwise specifically provided in Schedule 2.1(i);

(j) Permits. all licenses, permits, franchises, consents, approvals and authorities granted to Seller by any Person and applicable to the Business, including, but not limited to, all licenses and permits issued by the Commission and the Federal Aviation Administration, including all Subsequent Permits and Pending Applications (collectively, the “Permits”), all of such Permits, together with associated frequencies (if applicable) are listed on Schedule 2.1(j);

(k) Customer Lists. Seller’s current customer lists with respect to the Business, such list of customers being attached hereto as Schedule 2.1(k), and all contact information associated with the customers on such lists;

(l) Customer Contracts. all of Seller’s rights, title and interest in and to the customer contracts with respect to the Business (the “Customer Contracts”);

(m) Leased Pagers. All of Seller’s owned assets held and used by customers in the ordinary course of business.

(n) Telephone Numbers. All of the telephone numbers of the Business except as listed on Schedule 2.1(n) attached hereto and made a part hereof;

(o) Books and Records. all Books and Records;

(p) Goodwill. all goodwill and going concern value of the Business;

(q) Claims and Defenses. any rights of Seller pertaining to any counterclaims, set-offs or defenses Seller may have with respect to any Assumed Obligations;

(r) Prepaid Items. all prepaid claims, prepaid taxes, prepaid insurance premiums and other prepaid expense items of Seller related to the Business or the Assets, the sum total of which items are set forth on Schedule 5.4 as of the date of such schedule;

(s) Indemnities and Insurance. third-party indemnities, policies of insurance, fidelity, surety or similar bonds and the coverages afforded thereby relating to any of the other Assets;

(t) Accounts Receivable. all Accounts Receivable of the Business incurred in the ordinary course of the Business prior to the Closing Date, which Accounts receivable as of August 31, 2005, including the aging of such, are detailed on Schedule 2.1(t);

(u) Intellectual Property. all Intellectual Property listed on Schedule 2.1(u);

(v) Vehicles. the vehicles listed on Schedule 2.1(v) (the “Vehicles”); and

(w) [Intentionally Deleted]

(x) Reseller and Inter-carrier Agreements. the reseller and inter-carrier agreements listed on Schedule 2.1(x) (collectively, the “Reseller Agreements”); and

(y) Additional Assets. any additional assets from time to time acquired for the Business by Seller in the ordinary course of business prior to Closing Date, including those assets identified on Schedule 2.1(y), except for such property as may be used, sold, consumed or disposed of by Seller in the ordinary course of business prior to the Closing Date and in compliance with the terms and conditions of this Agreement.

2.2 Excluded Assets. The Assets shall not include any of the following (the “Excluded Assets”):

(a) all cash on hand or on deposit and arising out of the operation of the Business prior to the Closing Date, except for petty cash at store locations;

(b) any assets (including inventory, receivables, payables and Seller’s corporate name “ Teletouch Communications, Inc” and the names “Teletouch”, “Visao Systems” and “Visao”) related to the Seller’s business as a two-way radio dealer or to the Seller’s business as a provider of telemetry products and services;

(c) causes of action and third-party indemnities, policies of insurance, fidelity, surety or similar bonds and the coverage afforded thereby other than those relating to the Assets;

(d) tax refunds related to the Business or the Assets received or receivable by Seller relating to taxes paid by Seller for all periods prior to the Closing Date;

(e) Seller’s lease with respect to the corporate headquarters in Tyler, Texas;

(f) Seller’s leases and contracts for telephone systems for its two-way and telemetry businesses; and

(g) minute books and governance documents of Seller.

2.3 Assumption of Obligations. Upon the sale of the Assets by Seller, Buyer shall assume and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, from and after the Closing Date all of Seller’s obligations with respect to the following (collectively, the “Assumed Obligations”):

(a) the Permits, Customer Contracts, Reseller Agreements and Leases properly transferred and assigned to Buyer hereunder in conformity with the provisions of such Permits, Customer Contracts, Reseller Agreements and Leases, which are listed in the schedules to this Agreement or otherwise defined herein (collectively, the “Assigned Contracts”);

(b) [Intentionally Deleted]

(c) the customer deposits and prepaid amounts existing on the Closing Date to the extent such deposits were made pursuant to and remain outstanding under the Assigned Contracts, the sum total of which deposits and amounts are set forth on Schedule 5.4 as of the date of such schedule; and

(d) all of Seller’s obligations under the vehicle leases and loans with respect to certain vehicles used in maintenance of the paging system, which leases and loans are identified on Schedule 2.3(d).

The assumption by Buyer of the Assumed Obligations shall not enlarge any rights or remedies of any third parties under any contracts, agreements, instruments or arrangements of any kind with Seller. Nothing herein shall prevent Buyer from contesting in good faith any of the Assumed Obligations.

2.4 Excluded Obligations and Liabilities. It is expressly understood and agreed that, except as specifically provided in Section 2.3, Buyer shall not be obligated to pay, perform or discharge any debt, obligation, cost, expense or liability of Seller, whether absolute or contingent, known or unknown (“Excluded Liabilities”), including, but not limited to debts, obligations, costs, expenses and liabilities:

(a) related to any of the Excluded Assets or to any employees of Seller, including all severance, retirement, medical and other benefits payable to employees or former employees of the Business or of Seller or to their dependents or beneficiaries;

(b) for any Taxes owed by Seller, including without limitation, any foreign, federal, state or local Tax (i) based on income or revenues of Seller, or any state franchise tax or sales or use taxes of Seller, (ii) based on wages earned by employees of Seller (as that term is defined under Section 3121 of the Code) or (iii) based on the time the asset was owned or operated by Seller, in which case Seller will pay its prorated portion of such Taxes when they come due;

(c) for any losses, costs, damages, judgments, penalties, expenses, fines, debts, liabilities and obligations of any nature whatsoever based upon or arising (i) from any agreement, commitment, undertaking, law, rule, regulation, order or other obligations, or (ii) out of any claims or actions against Seller or Buyer, in either case arising out of events, facts, circumstances or conditions existing on or occurring prior to the Closing Date, whether or not filed or known to Seller prior to the Closing Date, unless such claims arise from Buyer’s failure to perform an Assumed Obligation;

(d) for any of the liabilities or expenses of Seller incurred in the negotiation of and carrying out of its obligations under this Agreement;

(e) for liabilities and obligations of Seller to Buyer created by this Agreement;

(f) for any product liability resulting from any product sold by Seller prior to the Closing Date or any tort liability of Seller arising out of the Assets or the Business not expressly assumed by Buyer hereunder;

(g) for any pre-Closing Date breach or violation of any of the Assigned Contracts unless such breach or violation is specifically disclosed on Schedule 2.4(g) and assumed by Buyer;

(h) [Intentionally Deleted]

(i) for any regulatory user fees attributable to the Assets or the Business for the period prior to the Closing Date and payable to the Commission.

Seller agrees to satisfy and discharge all the liabilities of Seller relating to the Business and which are not assumed by Buyer pursuant to the terms of this Agreement, whether known at the Closing or thereafter determined, and, pursuant to Section 14.2 below, Seller agrees to indemnify and hold Buyer harmless with respect thereto.

2.5 Nonassignable Contracts and Leases. If any Permits, Assigned Contracts or Leases are not by their respective terms assignable, Seller agrees to use its reasonable best efforts promptly to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to Buyer the benefit thereof. Buyer shall cooperate with Seller, in such manner as may be reasonably requested, in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all Persons with the authority to grant or withhold consent. To the extent that any such consents cannot be obtained, Seller and Buyer will use their reasonable best efforts to take such actions as may be possible without violation or breach of any such nonassignable Permits, Assigned Contracts or Leases to effectively (i) grant Buyer the economic benefits of, and (ii) impose upon Buyer the economic burdens of, such Permits, Assigned Contracts and Leases.

2.6 Entergy Contract. Buyer and Seller recognize the importance of the contract with Entergy Corporation and its Affiliates (collectively, “Entergy”) in determining the Purchase Price paid for the Assets. To the extent the current Entergy contract has expired and (i) Entergy has not executed a new contract materially similar to the current contract and (ii) monthly revenues from Entergy are less than $85,000.00, Buyer and Seller hereby agree that the principal amount of the Promissory Note shall be reduced on a monthly basis by the difference between

$85,000.00 and the current monthly billing up to a maximum of $25,000.00 for each month. In no event shall the Promissory Note be reduced by more than $600,000.00 pursuant to this Section 2.6. Any such reduction of the Promissory Note shall be evidenced by a written statement executed by Seller.

ARTICLE III

PAYMENT OF PURCHASE PRICE

3.1 Amount; Delivery. In addition to Buyer’s assumption of the Assumed Obligations, Buyer shall pay to Seller the consideration as follows (the “Purchase Price”), subject to adjustment as provided in Section 3.3 hereof, which Purchase Price shall be remitted by Buyer to Seller in the following manner:

(a) $4,000,000 in cash (the “Cash Payment”) to Seller on the Closing Date (subject to adjustment as provided further in this clause (a)), all of which shall be paid by check or by wire transfer of immediately available funds to an account of Seller as designated in writing by Seller to Buyer not more than three (3) Business Days prior to the Closing Date or at such other date and time as may be agreed upon by both parties. The Cash Payment will be (1) reduced by the amount of the Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of the Business beginning September 1, 2005 through the Closing Date determined in accordance with Seller’s current GAAP and business management practices (e.g. monthly recognition of deferred revenue), (2) reduced by an amount equal to the lesser of (A) the amount, if any, by which the interest earned on the escrowed funds referenced below during the period between August 31, 2005 and the Closing is less than the imputed interest on such escrowed funds for the same period, calculated at the prime rate of interest quoted in the Wall Street Journal on August 31, 2005 plus 1% or (B) $10,000.00 and (3) increased by the amount of any approved cash capital expenditures incurred by the Business from September 1, 2005 through the Closing Date. The calculation of EBITDA will reflect a reduction of earnings attributable to payment of the management fees paid pursuant to Article IV. Simply as evidence that Buyer has funds available to make the Cash Payment at Closing, on or before August 31, 2005, Buyer shall deposit the Cash Payment in an escrow account pursuant to an escrow agreement in form and substance satisfactory to both Buyer and Seller.

(b) A non-interest bearing promissory note (the “Promissory Note”) in the amount of $1,200,000.00 payable to Seller due in twelve monthly payments of $100,000 each beginning March 1, 2007 as evidenced by a copy of such Promissory Note attached hereto as Exhibit A. The Promissory Note shall be secured by a lien on the Assets subject to customary subordination provisions required by Buyer’s senior lender.

3.2 Price Allocation.

(a) Seller and Buyer agree to comply with all filing, notice and reporting requirements described in Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Seller and Buyer mutually agree that they have each independently appraised the Purchased Assets listed in the Schedules Seller and Buyer mutually agree that the purchase price shall be allocated as follows (the “Price Allocation”):

(i)	first to the aggregate appraised value of the Assets as determined by the Buyer and Seller and listed in the Schedules;

(ii)	$50,000 to the Noncompetition and Nonsolicitation Agreement to be executed by Seller; and

(iii)	the remainder to goodwill.

(b) Seller and Buyer agree to use their reasonable best efforts to reflect the Price Allocation as listed in Schedule 3.2(a) on the Form 8594 jointly completed and separately filed with their respective income tax returns for the tax year in which the Closing occurs. The parties further agree that they will report the federal, state, municipal, foreign and local and other tax consequences of the purchase and sale hereunder in a manner consistent with the Price Allocation, and that they will not take any position inconsistent therewith.

3.3 Purchase Price Adjustment.

(a) As of the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the Net Working Capital. Such statement shall be prepared in a manner consistent with (1) GAAP as applied by the Seller in prior periods (except as otherwise provided in this Agreement) and (2) Schedule 5.4.

(b) Within forty-five (45) days following the Closing Date, Buyer or Seller shall pay to the other party the Net Working Capital Adjustment as determined in accordance with this Section 3.3(b). If the Net Working Capital is greater than $0.00, Buyer shall pay to Seller the amount of such Net Working Capital. If the Net Working Capital is less than $0.00, Seller shall pay to Buyer the amount of such deficit.

(c) Within forty-five (45) days following the Closing Date, Buyer shall deliver to Seller a statement of charges, expenses and losses incurred by Buyer as a result of (i) the breach by Seller of any representation or warranty hereunder, or (ii) the failure by Seller to pay any amounts when due in the ordinary course of business consistent with past practices (the aggregate of all such charges, reasonable expenses and losses is hereinafter referred to as the “Adjustment Amount”). If and only if the Adjustment Amount exceeds $50,000, the Adjustment Amount will be paid by the Seller to the Buyer at the same time as the payment of the Net Working Capital Adjustment.

3.4 Collections Guaranty.

(a) Within three (3) months following the Closing Date, Buyer shall prepare and deliver to Seller a statement of Accounts Receivable that remain uncollected after reasonable and diligent collection efforts by Buyer (the “Bad Debt Statement”).

(b) If Buyer and Seller are unable to agree on the Bad Debt Statement, Buyer and Seller shall individually prepare and submit to an independent accounting firm jointly selected by Buyer’s and Seller’s principal accountants (the “Independent Accountants”) their respective versions of the Bad Debt Statement, together with all documents that form a basis for the calculations included in such Bad Debt Statement. Each party shall provide the other party access to documents and personnel as reasonably requested for purposes of preparing and auditing the Bad Debt Statement. The Independent Accountants shall, within 10 business days following receipt of the requisite information, prepare a final Bad Debt Statement based on the information provided, which Bad Debt Statement shall be final and binding on Buyer and Seller.

(c) No later than 10 days following the date that the Bad Debt Statement is finally determined in accordance with Sections 3.4(a) or 3.4(b), Buyer or Seller, as applicable, shall pay as a purchase price adjustment the following amounts. If the uncollected Accounts Receivable on such Bad Debt Statement is less than the Bad Debt Reserve, Buyer shall pay to Seller the amount of such deficit. If the uncollected Accounts Receivable on such Bad Debt Statement is greater than the Bad Debt Reserve, Seller shall pay to Buyer the lesser of (i) the amount by which such uncollected Accounts Receivable exceeds the Bad Debt Reserve or (ii) $25,000.00.

3.5 Setoff Against Note. Notwithstanding any provision of this Article III to the contrary, any amount payable to Buyer by Seller pursuant to this Article III shall, if not promptly paid by Seller, be paid and discharged in the form of a reduction in the principal amount of the Promissory Note as evidenced by a written statement executed by Seller, with such reduction being applied to installments of the first maturing principal.

ARTICLE IV

MANAGEMENT AGREEMENT

On or prior to August 31, 2005, Buyer and Seller shall execute and deliver a management agreement (the “Management Agreement”) pursuant to which Buyer will manage the Business prior to Closing. The Management Agreement will provide that, for this service, Seller will pay the Buyer a management fee of $25,000 on the 1st and 16th day of each month during the term of such Management Agreement if the Closing has not occurred on or prior to the date that such payment is due (unless the Closing has not occurred as a result of Buyer’s failure to perform its obligation under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

5.1 Existence and Good Standing. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware. Seller has the power and authority to own, lease and operate its property and to carry on its business as now being conducted and to own or lease the assets owned or leased by it. Seller is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by Seller or the nature of the businesses conducted by Seller make such qualification necessary.

5.2 Authorization and Validity of Agreement. Seller has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the board of directors of Seller and, upon receipt of the Requisite Stockholder Approval, no other corporate action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and represents the valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5.3 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) upon receipt of the Requisite Stockholder Approval, violate, conflict with, or result in a breach or default under any provision of the articles of incorporation or bylaws of Seller; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any Governmental Authority applicable to Seller or by which any of its properties or assets may be bound; (c) require any filing by Seller with, or require Seller to obtain any Permit of, or require Seller to give any notice to, any Governmental Authority other than as set forth on Schedule 5.3; or (d) other than as set forth on Schedule 5.3, result in a violation or breach by Seller of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Seller, or give rise to any right of termination, cancellation, payment or acceleration, under or result in the creation of any Encumbrance upon any of the Assets under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, Permit, Contract, Lease or other instrument or obligation to which Seller is a party, or by which it or any of the Assets may be bound.

5.4 Net Working Capital.

(a) The Current Assets (net of the Accounts Receivable Reserve for Bad Debts) and Current Liabilities of Buyer as included in Net Working Capital as described on Schedule 5.4.

(b) Schedule 2.1(t) lists all Accounts Receivable of Seller with respect to the Business as of August 31, 2005. Schedule 2.1(t) specifically indicates all such Accounts Receivable from any Affiliate of Seller. All such Accounts Receivable are, and all Accounts Receivable at the Closing Date will be, (i) bona fide claims against debtors for sales, services performed or other charges and (ii) to the best knowledge of Seller, subject to no defenses, set-offs or counterclaims.

5.5 Payables. [Intentionally Deleted]

5.6 Warranty Claims. Except as set forth on Schedule 5.6 attached hereto, as of the date hereof, there are no warranty claims relating to products at any time sold or services at any time performed by Seller pending or, to the best knowledge of Seller, threatened.

5.7 Title to Properties; Encumbrances; Condition and Sufficiency of Assets. Except as set forth on Schedule 5.7 Seller owns outright, and has, and shall at the Closing have, full legal and beneficial title to all of the Assets, in each case subject to no Encumbrances except for Permitted Encumbrances. Except as set forth on Schedule 5.7, each Asset is in good operating condition and repair, subject to ordinary wear and tear and has been properly maintained in accordance with the manufacturers’ specifications and, to Seller’s knowledge, each Asset is in compliance with all applicable federal and state laws and regulations. The Assets consist of all of the assets used or useful in connection with the Business and no other assets other than the Assets are required to operate the Business as presently conducted, including but not limited to the operation and maintenance of Seller’s paging systems. The Inventory consists of items of a quality and quantity usable or saleable in the regular course of business of Seller.

5.8 Real Property Leases. Schedule 2.1(f)(i) contains an accurate and complete list of all Leases to which Seller is a party (as lessee or lessor) and which are associated with the Business. Each real property lease set forth on Schedule 2.1(f)(i) is, to the best knowledge of Seller, in full force and effect; there is no existing default under any of such Leases on the part of Seller or, to the best of Seller’s knowledge, any other party thereto.

5.9 Contracts and Commitments. Schedule 5.9 contains an accurate and complete list of all Assigned Contracts. Each Assigned Contract is in full force and effect; there is no existing default under any of such Assigned Contracts on the part of Seller, or, to the best of Seller’s knowledge, any other party thereto. Except as set forth on Schedule 5.9:

(a) Seller is not a party to or bound by any loan, credit or similar agreement or any indenture, trust agreement or other instrument relating to any issue of bonds, debentures, notes or other evidences of indebtedness or creating any Encumbrance on any of the Assets;

(b) There are no bonus, pension, profit sharing, retirement, stock option, stock purchase, deferred compensation, hospitalization or insurance plans, or vacation or severance pay plans, or any other plans or arrangements providing benefits to officers, agents or employees of Seller;

(c) Seller does not have nor is Seller currently negotiating any collective bargaining agreement with any labor union or association or any employment contract or other binding agreement relating to the employment of any of its employees;

(d) Seller is not a party to any joint venture agreement or other agreement involving the sharing of profits relating to the Business and/or the Assets;

(e) Seller is not a party to any (i) contracts or commitments for capital expenditures outside the ordinary course of business or involving obligations on the part of Seller in amounts inconsistent with those incurred by Seller in the ordinary course of business in accordance with Seller’s prior operation of the Business, (ii) Lease under which personal property is leased to or from Seller in connection with the Business, (iii) continuing contract for the future purchase of Inventory or other materials, supplies, machinery or equipment in excess of the requirements of the Business conducted in the ordinary course, consistent with the historical operation of the Business, (iv) other contract or agreement which involves an obligation on the part of Seller, either individually or in the aggregate, in excess of amounts previously incurred by Seller in the ordinary course of business or, (v) contract not made in the ordinary course of business;

(f) Seller is not party to any Contract limiting the freedom of Seller or any of its employees to engage in any line of business or to compete with any Person, and to the knowledge of Seller, no employee of Seller is subject to any such restrictions;

(g) Seller is not a party to any Contract in connection with the Business which involves aggregate expenditures of $10,000 or more and is not cancelable without penalty within thirty (30) days, except for those agreements entered into in the normal course of business or those contracts or commitments specifically identified as “Contracts above $10,000”;

(h) There are no persons holding powers of attorney from, or otherwise authorized to act on behalf of Seller with respect to the Business or the Assets except for its respective officers and other management personnel regularly performing their business functions; and

(i) Seller is current with respect to all payments due under the Assigned Contracts.

Except as specifically identified on Schedule 5.9, Seller has no knowledge that any Contract, Lease, or other obligation to which Seller is a party, individually or in the aggregate: (i) will result in a material loss to the Buyer after the Closing Date; (ii) cannot readily be performed or fulfilled on time without undue or unusual expenditure of money or effort by the Buyer after the Closing Date, or (iii) is not in full force and effect and there exists a default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. A true copy of each written Contract and Lease as well as all other documents evidencing any commitment of Seller required to be set forth on any Schedule hereto have been made available to Buyer for review. Also set forth on Schedule 5.9 is a list of all proposals, except proposals made by Seller’s sales people in the ordinary course of business, submitted by Seller to any third party that, if accepted by such third party, would require disclosure on Schedule 5.9.

5.10 Permits.

(a) All Permits required in connection with the use, operation or ownership of the Assets and the conduct of the Business as currently conducted are listed on Schedule 2.1(j). To the best knowledge of Seller, the Permits issued to Seller by the Commission can be transferred to Buyer or a subsidiary corporation of Buyer as part of the consummation of the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or fact exists with respect to the Permits which allows or, after notice or lapse of time or both would permit, revocation or termination of any of the Permits or would result in any other impairment of the rights of the holder of any of the Permits or which might limit the operation of Seller’s Business as it is now conducted. To Seller’s knowledge, Seller has performed all of its respective obligations under such Permits. The Commission’s action granting the Permits, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled, or suspended, and there is not pending or, to the knowledge of Seller, threatened, any application, petition, objection, or other pleading with the Commission or other governmental entity which challenges or questions the validity of or any rights of the holder under any Permit.

(b) Except as set forth on Schedule 5.10, all Permits are in full force and effect and the facilities associated with such Permits have been constructed within the time frame provided by the rules and regulations promulgated by the Commission pursuant to the Act (the “Rules and Regulations”) and where required, Seller has filed appropriate construction notifications with the Commission.

5.11 Litigation. Except as set forth on Schedule 5.11, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any Governmental Authority, pending, or, to the best knowledge of Seller, threatened, against or affecting the properties or rights of Seller, and Seller does not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or to the best knowledge of Seller, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Without exception as to materiality or otherwise, Schedule 5.11 lists all claims, if any, filed with the Commission with respect to Seller and/or the operation of the Business since January 1, 2003. A decision adverse to Seller with respect to any of the matters listed on Schedule 5.11, or with respect to all or any combination thereof, would not result in a Material Adverse Effect with respect to Seller.

5.12 Taxes.

(a) All returns and reports for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date the portion of such taxable year or period ending on and including the Closing Date (the “Pre-Closing Period”), which are required to be filed by or with respect to Seller (collectively, the “Returns”) have been or will be filed when due in a timely fashion and such Returns as filed are or will be accurate in all material respects.

(b) There are no agreements for the extension or waiver of the time for assessment of any Taxes relating to Seller for any Pre-Closing Period and Seller has not been requested to enter into any such agreement or waiver.

(c) All Taxes relating to Seller which Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(d) Seller is not now nor has it ever been a party to any Tax allocation or sharing agreement that could result in any liability to Buyer.

5.13 Insurance. In the judgment of Seller, Seller’s insurance policies covering the Business, with respect to their amounts and types of coverage, are adequate to insure against risks to which Seller and its property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

5.14 Intellectual Property. Schedule 2.1(u) sets forth all Intellectual Property owned by Seller and used in connection with the Business. The operation of the Business requires no rights to any Intellectual Property other than rights under the Intellectual Property listed on Schedule 2.1(u) and rights granted to Seller pursuant to agreements listed on Schedule 2.1(u). No litigation is pending or, to the best knowledge of Seller, threatened wherein Seller is accused of infringing or otherwise violating the intellectual property rights of another, or of breaching a contract conveying intellectual property rights.

5.15 Compliance with Laws. Seller is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees applicable to the Business.

5.16 Employment Relations. Seller is not engaged in any unfair labor practice and to its knowledge has a good relationship with its employees.

5.17 Environmental Laws and Regulations. Except as set forth on Schedule 5.17:

(a) Seller or, to Seller’s knowledge, its authorized agents or independent contractors (including suppliers) have not generated on, used on, treated or stored on, transported to or from or arranged for transportation to or from, the real property owned or leased by Seller or any property adjoining such real property any Hazardous Materials;

(b) to Seller’s knowledge, Hazardous Materials have not been disposed, discharged, injected, spilled, leaked, leached, dumped, emitted, escaped, emptied, allowed to seep, placed and the like, into or upon any land or water or air, or otherwise allowed to enter into the environment (collectively, “Releases”) by Seller, its authorized agents or independent contractors (including suppliers) on such real property or by Seller or its agents on any other property;

(c) Seller is and has been in compliance with all applicable Environmental Laws, possesses all Permits required thereunder and is in compliance with all Permits issued thereunder with respect to such real property and to Seller’s operations conducted thereon;

(d) there are no pending or, to the best knowledge of Seller, threatened Environmental Claims against Seller with respect to such real property;

(e) to Seller’s knowledge, there are no facts or present or past circumstances, conditions or occurrences on such real property known to Seller that reasonably could be anticipated (i) to form the basis of an Environmental Claim against Seller or any owner, operator or lessee of such real property, or (ii) to cause such real property to be subject to any restrictions on the ownership, occupancy use or transferability of such real property under any Environmental Law;

(f) there are not now and to the best knowledge of Seller, there never have been any underground storage tanks located on such real property; and

(g) Seller has not in the ordinary course of business transported, treated, disposed of or stored Hazardous Materials in connection with the Business.

5.18 Customers. Schedule 2.1(k) contains a true, complete and correct list of all customers of the Business. To the knowledge of Seller, each of the customers identified on such schedule are content and intend to continue their relationship with the Business following the Closing Date. Seller has no reason to believe that any of such customers intend to cancel their relationship with the Business following the Closing Date.

5.19 Solvency. Seller is not entering into this Agreement with actual intent to hinder, delay or defraud creditors. Immediately prior to and immediately subsequent to the Closing Date:

(a) the present fair salable value of the assets of Seller (on a going concern basis) will exceed the liability of Seller for its debts (including its contingent obligations);

(b) Seller has not incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts); and the amount of cash available to Seller after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid; and

(c) Seller will have sufficient capital with which to conduct its business, and the property of Seller does not constitute unreasonably small capital with which to conduct its business.

For purposes of this Section 5.19, “debt” means any liability or a (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable secured, or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such a right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

5.20 Disclosure. No representation or warranty by Seller contained in this Agreement, nor any statement or certificate furnished or to be furnished by Seller to Buyer or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Business with adequate information as to Seller, the Business and the Assets.

5.21 Government Contracts. Except as set forth on Schedule 5.21, Seller does not:

(a) have any Contracts with any agency of the Government of the United States involving any information, technology or data which is classified under Executive Order 12356 of April 2, 1982; or

(b) have any products or services (including research and development) with respect to which Seller (i) is a supplier, directly or indirectly, to any of the military services of the United States or the Department of Defense, other than the United States Coast Guard, except the supply to individuals of such military in their individual capacity, or (ii) has technology which has or could have military applications.

5.22 Undisclosed Liabilities. The Seller has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, which are material to the Business or the Assets taken as a whole, except (i) liabilities or obligations disclosed on Schedule 5.22 or in the other Schedules hereto and (ii) liabilities or obligations disclosed in this Agreement.

5.23 Restrictions on Business Activities. Except for this Agreement or as set forth in Schedule 5.23, to the knowledge of Seller, there is no agreement, judgment, injunction, order or decree binding upon Seller which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Business, acquisition of property by Seller for the Business, or the conduct of business as currently conducted or as proposed to be conducted by the Business.

5.24 Copies of Documents. Seller has made available for inspection and copying by Buyer and its advisers, true, complete and correct copies of all documents referred to in this Article V or in any Schedule attached hereto. The Books and Records to be delivered at Closing are true, complete and correct in all material respects.

5.25 [Intentionally Deleted]

5.26 Broker’s or Finder’s Fees. No Person acting on behalf of Seller is, or will be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

6.1 Existence and Good Standing of Buyer; Power and Authority. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Buyer has full partnership power and authority to make, execute, deliver and perform this

Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and approved by all required partnership governance action of Buyer. This Agreement has been duly executed and delivered by Buyer and is the valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

6.2 No Violations. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (a) violate, conflict with, or result in a breach or default under any provision of the certificate of limited partnership or agreement of limited partnership of Buyer; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any Governmental Authority applicable to Buyer or by which any of its properties or assets may be bound; (c) require any filing by Buyer with, or require Buyer to obtain any permit, consent or approval of, or require Buyer to give any notice to, any Governmental Authority or any third party other than the Commission; or (d) result in a violation or breach by Buyer of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Buyer (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer pursuant to, any of the terms, conditions or provision of any note, bond, mortgage, indenture, permit, contract, lease or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound except for first lien rights granted Buyers bank related to the financing of the purchase of the Business.

6.3 Broker’s or Finder’s Fees. No Person acting on behalf of Buyer is, or will be, entitled to any fee, commission or broker’s or finder’s fee in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller under this Agreement to sell, or cause to be sold, the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of all of the following conditions:

7.1 Truth of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Buyer shall have delivered to Seller on the Closing Date a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect.

7.2 Performance of Agreements. Each and all of the agreements and covenants of Buyer to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects, and Buyer shall have delivered to Seller a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect and evidencing the incumbency of all officers executing any documents in connection with the Closing.

7.3 No Litigation Threatened. No action or proceedings shall have been instituted before any Governmental Authority to restrain or prohibit any of the transactions contemplated hereby, and Buyer shall have delivered to Seller a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect to the best knowledge of such officer.

7.4 Proceedings. All proceedings, including but not limited to a Fairness Opinion and the approval of the transactions contemplated hereby by the stockholders of the Seller (the “Requisite Stockholder Approval”), to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE VIII

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer under this Agreement to purchase the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of all of the following conditions:

8.1 Truth of Representations and Warranties. The representations and warranties of Seller contained herein shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Seller shall have delivered to Buyer on the Closing Date a certificate of an authorized representative of Seller, dated the Closing Date, to such effect.

8.2 Performance of Agreements. Each and all of the agreements and covenants of Seller to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects, and Seller shall have delivered to Buyer a certificate of an authorized representative of Seller, dated the Closing Date, to such effect and evidencing the incumbency of all officers executing any documents in connection with the Closing.

8.3 No Litigation Threatened. No action or proceedings shall have been instituted before any Governmental Authority to restrain or prohibit any of the transactions contemplated hereby, and Seller shall have delivered to Buyer a certificate of an authorized representative of Seller, dated the Closing Date, to such effect to the best knowledge of such officer.

8.4 Consents. Each of the consents referred to on Schedule 5.3 attached hereto shall have been obtained.

8.5 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE IX

COVENANTS OF SELLER

Seller hereby covenants and agrees with Buyer as follows:

9.1 Cooperation by Seller. Seller shall use its reasonable best efforts to cooperate with Buyer to secure all necessary consents, approvals (including FCC Approvals), authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller to affect the transactions contemplated hereby, and Seller shall otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Seller further agrees to deliver to Buyer prompt written notice of any event or condition known to or discovered by Seller, which if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of Seller contained herein being untrue in any material respect. In addition, Seller shall cooperate with Buyer and shall use its reasonable best efforts to assist Buyer in obtaining the proper renewal or replacement of the Permits identified on Schedule 5.10.

9.2 Notice of Breaches. Seller shall deliver to Buyer prompt written notice of any event or condition actually known to or discovered by Seller, which, if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of Seller contained herein being untrue in any material respect. Upon the discovery and subsequent notice of such an event or condition, Buyer and Seller shall be entitled to the rights and remedies set forth in Section 12.1.

9.3 Conduct of Business. Except as Buyer may otherwise consent to in writing, between the date hereof and the Closing Date, Seller shall, (a) conduct the Business only in the ordinary course, (b) use reasonable efforts to keep available the services of its employees and maintain its current relationships with licensors, suppliers, lessors, distributors, customers, clients and others, (c) maintain, consistent with past practice and good business judgment, all of the Assets in customary repair, order and condition, ordinary wear and tear excepted, and insurance upon all of the Assets used in the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, to the extent available at current premiums, and (d) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice.

9.4 [Intentionally Deleted]

9.5 [Intentionally Deleted]

9.6 Negative Covenants of Seller. From and after the date hereof and through the Closing Date and except with the specific prior written consent of Buyer, Seller covenants and agrees as follows:

(a) Seller shall not sell, transfer or dispose of any of the Assets other than in the ordinary course of business; provided, however, that any sale, transfer or disposition of any Assets in the ordinary course of business shall not exceed Assets valued at more than $5,000;

(b) Seller shall not grant an Encumbrance (except a Permitted Encumbrance) on any of the Assets or allow any such Encumbrance (except a Permitted Encumbrance) to occur or to be created;

(c) Except in the ordinary course of business, Seller shall not acquire any tangible properties or assets relating to the Business;

(d) Seller shall not enter into any employment and/or any independent contractor agreements relating to services to be rendered in connection with the Business or any of the Assets except in the ordinary course of business or the prior approval of Buyer;

(e) Except in the ordinary course of business, Seller shall not amend, modify or terminate, without the prior written consent of Buyer, any of the Contracts, Leases or other agreements, if any, to be assumed by Buyer hereunder;

(f) Seller shall not incur any indebtedness for which any of the Assets are, or may be, subject to any Encumbrance or claim, either express or implied;

(g) Seller shall not enter into any undertaking to furnish services for any consideration other than money with respect to the operation of the Assets;

(h) Seller shall not forgive, discharge or write off any debts or receivables owing to Seller in connection with the Business, including but not limited to those Accounts Receivable listed on Schedule 2.1(t);

(i) Seller shall not incur any Accounts Payable except in the ordinary course of Business, consistent with the historical operation of the Business; and

(j) Seller shall pay all Accounts Payable when due, in accordance with the ordinary course of the Business.

9.7 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, Seller shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Buyer, concerning any sale of the Assets or any material part thereof or a similar transaction involving Seller.

9.8 Review of the Assets. Seller agrees that Buyer may, prior to the Closing Date, through its representatives, review (a) the Assets, (b) the complete working papers of Seller’s certified public accountants used in their preparation of financial statements for Seller and (c) the Books and Records of Seller and otherwise review the financial and legal condition of Seller as Buyer deems necessary or advisable to familiarize itself with the Business and related matters; such review shall not, however, affect the representations and warranties made by Seller hereunder or the remedies of Buyer for breaches of those representations and warranties. Buyer may also, prior to the Closing Date, through its representatives, inspect any or all of Seller’s towers and other transmitting facilities. Such review and inspection shall occur only during normal business hours upon reasonable notice by Buyer. Seller shall permit Buyer and its representatives to have, after the execution of this Agreement, full access to employees of Seller who can furnish Buyer with financial and operating data and other information with respect to the Business as Buyer shall from time to time reasonably request.

9.9 Governmental Filings. It is expressly acknowledged and agreed that, as soon as practicable after the execution of this Agreement, but in no event more than fifteen (15) Business Days from the date hereof, Buyer and Seller shall file any forms required by the Commission to transfer the Assets. Seller agrees that it will cooperate with Buyer in all respects in connection with such filings and in connection with any requests for information or further filings which may be necessary in order to obtain the necessary consents (or to allow the applicable time periods to expire) with respect thereto. Seller shall deliver to Buyer and its counsel drafts of such filings by Seller and all other materials to be submitted sufficiently in advance of any such submission so that Buyer and its counsel may review and comment upon such filings and other materials. It is further agreed that (a) as soon as reasonably practicable, but in no event more than fifteen (15) Business Days after the Closing Date, Buyer and Seller shall file any forms required by the Commission to transfer the Subsequent Permits; provided that notwithstanding the provisions of Section 11.1, Buyer and Seller shall undertake the Closing prior to the grant of the FCC Approvals of the assignment of the Subsequent Permits, and (b) as soon as reasonably practicable, but in no event more than fifteen (15) Business Days after the Closing Date, Buyer and Seller shall amend any Pending Applications to replace Seller with Buyer as the proposed licensee.

9.10 Use of Name. Seller hereby agrees that, after the Closing Date, Seller shall discontinue all use of any trade or assumed names used by Seller in the Business prior to the Closing Date, alone or in any combination of words for any purpose whatsoever, excluding, however, Seller’s corporate name “Teletouch Communications, Inc.”, “Teletouch”, “Teletouch Licenses, Inc.” and the names “Visao Systems, Inc” and “Visao.” Seller specifically grants Buyer an exclusive right to the name Teletouch Paging, or a Seller approved derivative thereof, for use only in the provision of paging services.

9.11 Further Assurances. At any time or from time to time after the Closing Date, Seller shall, at the reasonable request of Buyer and at Buyer’s expense, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

9.12 Bank Account; Customer Payments. No later than three (3) Business Days following the Closing Date, Seller shall instruct BankOne to forward all deposits in Seller’s lockbox to an account established by Buyer. Buyer shall forward to Seller any checks or other payments received by Buyer that are not associated with the Accounts Receivable purchased hereunder, including the applicable portion of any payments on joint accounts. Seller shall provide Buyer with bank statements and any additional information reasonably requested by Buyer for Buyer to assure Seller’s compliance with this section.

ARTICLE X

COVENANTS OF BUYER

Buyer hereby covenants and agrees with Seller as follows:

10.1 Cooperation by Buyer. Buyer will use its reasonable best efforts, and will cooperate with Seller, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Buyer to effect the transactions contemplated on its part hereby, and Buyer will otherwise use its reasonable best efforts to cause and consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied.

10.2 Books and Records; Personnel. At all times after the Closing Date, Buyer shall allow Seller and any agents of Seller, upon reasonable advance notice to Buyer, access to all Books and Records of Seller which are transferred to Buyer in connection herewith, to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, employment matters, tax returns or audits, or reports to or filings with any Governmental Authorities, during normal working hours at the location where such Books and Records are maintained, and Seller shall have the right, at Seller’s sole cost, to make copies of any such Books and Records. Buyer agrees to maintain all Books and Records acquired from Seller for a period of six years from the Closing Date unless such Books and Records are transferred and delivered to Seller within such six (6) year period.

10.3 [Intentionally Deleted]

10.4 Further Assurances. At any time or from time to time after the Closing Date, Buyer shall, at the request of Seller and at Seller’s expense, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

10.5 Governmental Filings. It is expressly acknowledged and agreed that, as soon as practicable after the execution of this Agreement, but in no event more than fifteen (15) Business Days from the date hereof, Buyer and Seller shall file any forms required by the Commission to authorize the transfer of the Assets. Buyer agrees that it will cooperate with Seller in all respects in connection with such filings and in connection with any requests for information or further filings which may be necessary in order to obtain the necessary consents (or to allow the applicable time periods to expire) with respect thereto. Buyer shall deliver to Seller and its counsel drafts of such filings by Buyer and all other materials to be submitted sufficiently in advance of any such submission so that Seller and its counsel may review and comment upon such filings and other materials.

ARTICLE XI

THE CLOSING

11.1 Time and Place; Effective Date. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 9:00 a.m. at the offices of Teletouch Communications Inc., 1913 Deerbrook Dr. Tyler, Texas 75703, on the last day of the month in which the Requisite Stockholder Approval is obtained or at such other time, at such other place or on such other date as the parties hereto may mutually agree. The date on which the Closing occurs is herein referred to as the “Closing Date” and the transactions contemplated by this Agreement shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

11.2 Seller’s Obligations. At the Closing, Seller shall deliver to Buyer, against delivery of the items specified in Section 11.3:

(a) bills of sale, assumptions and other instruments of transfer, assignment and conveyance in form and substance reasonably satisfactory to Buyer sufficient to (i) transfer to and effectively vest in Buyer all right, title and interest in the Assets together with possession of the Assets free and clear of all Encumbrances except Permitted Encumbrances, and (ii) transfer to Buyer no later than five (5) days prior to the Closing Date, all rights, title and interest in and to the Permits;

(b) certified copies of the Articles of Incorporation, Bylaws and Good Standing and Existence Certificates of Seller;

(c) the Noncompetition and Nonsolicitation Agreement;

(d) a License Agreement granting to Buyer a limited license to use of the name “TeleTouch Paging,” (the “License Agreement”), which license shall be limited to use by Buyer and cannot be sold or assigned without the express written permission of Seller, which shall not be unreasonably withheld;

(e) a sublease agreement subleasing to Buyer space in Seller’s Tyler, Texas for six months following Closing (the “Sublease”);

(f) all Books and Records (or acceptable facsimiles thereof) which have been requested by Buyer hereunder, including all Assigned Contracts;

(g) the certifications required by Sections 8.1, 8.2 and 8.3 which may be contained in one certificate;

(h) the consents to assignment of the Assigned Contracts as required by Section 8.4;

(i) a blanket letter to Seller’s lessors with respect to the office Leases and Communications Sites, notifying such lessors of the assignment of the office Leases and Leases of such Communications Sites pursuant to this Agreement;

(j) a joint letter to the customers of the Business notifying such customers of the purchase of the Business by Buyer; and

(k) such other instruments, documents and certificates in form and substance reasonably satisfactory to Buyer, as Buyer shall have reasonably required.

11.3 Buyer’s Obligations. At the Closing, Buyer shall deliver to Seller, against delivery of the items specified in Section 11.2:

(a) a wire transfer for the total of the Cash Payment ;

(b) the Promissory Note;

(c) the License Agreement;

(d) the Sublease;

(e) a blanket letter to Seller’s lessors with respect to the office Leases and Communications Sites, notifying such lessors of the assignment of the office Leases and Leases of such Communications Sites pursuant to this Agreement; and

(f) the certifications required by Sections 7.1, 7.2 and 7.3, which may be contained in one certificate.

11.4 Transfer of Permits.

(a) Governmental Approvals. With respect to Seller’s licenses issued by the Commission, such licenses shall not be transferred until all governmental consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including, but not limited to, all necessary approvals of the Commission (“FCC Approvals”) and until such FCC Approvals shall be final and nonappealable. All Permits requiring such approvals for transfer are hereinafter referred to collectively as the “Regulated Permits.”

(b) Transfer of Regulated Permits. Notwithstanding any provision of this Agreement to the contrary, Seller shall assign all of their respective rights, title and interest in and to the Regulated Permits on the first business day following the date on which the parties receive evidence of final and nonappealable FCC Approvals with respect to Seller’s licenses issued by the Commission. Seller shall deliver to Buyer on such date the evidence referenced in this Section 11.4.

11.5 Possession. Simultaneous with the consummation of the transfers contemplated herein, Seller, through its officers, agents and employees, shall put Buyer in full possession and enjoyment of all Assets to be conveyed and transferred by this Agreement.

ARTICLE XII

TERMINATION

12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time on or prior to the Closing Date:

(a) by the mutual written consent of Buyer and Seller;

(b) by either party on or after the 10th day following receipt of Requisite Stockholder Approval, if the Closing has not occurred by such date, provided that as of such date neither party is in default or that both parties are in default under this Agreement;

(c) by Seller in writing if (i) the Requisite Stockholder Approval has not been obtained by September 30, 2005 or (ii) the Requisite Stockholder Approval is obtained but 5% or more of the outstanding shares of capital stock of Seller vote against the proposed transaction and have asserted their dissenters rights;

(d) by Buyer or Seller in writing, without prejudice to other rights and remedies which the terminating party may have (provided the terminating party is not otherwise in material default or breach of this Agreement, or has failed or refused to close without justification hereunder), if the other party shall (i) materially fail or have failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breach or have breached any of its representations or warranties contained herein.

(e) by Buyer in writing without penalty following the occurrence of any event that has a material adverse impact on the Business and the Assets, taken as a whole.

(f) by Buyer or Seller in writing if the parties cannot agree on a Management Agreement by August 31, 2005.

12.2 Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for (i) Sections 13.1, 13.2, 13.9, 13.10 and 13.11 and Buyer’s remedies under Article XII hereof. Upon any termination of this Agreement each party hereto will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.

12.3 Limited Termination Right Relating to Schedules. Each party agrees that certain of the schedules to this Agreement will be provided by Seller on or prior to September 1, 2005, and that Seller shall have the continuing obligation until the Closing Date to supplement or amend promptly such schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the schedules hereto. Upon Buyer’s receipt of (a) any schedule delivered by Seller on or prior to September 1, 2005 or (b) any amendment or supplement to a schedule thereafter delivered by Seller (any schedule or any amendment or supplement to a schedule referenced in item (a) or (b) being referred to as a “Supplemental Disclosure”), Buyer will have five (5) Business Days after receipt (the “Termination Period”) in which to review the Supplemental Disclosure. If (x) any Supplemental Disclosure relating to Seller’s representations and warranties under Article V discloses facts that have had or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Business and the Assets, taken as a whole, or (y) any other Supplemental Disclosure contains items that are materially different than the items that were represented by Seller during Buyer’s due diligence investigation as items to be disclosed on the relevant schedule and such difference represents a material adverse impact of more than $50,000.00 on the Business and the Assets, taken as a whole, Buyer may terminate this Agreement by delivering a termination notice to the Seller within the Termination Period. The termination notice must identify the specific facts in the Supplemental Disclosure which give rise to Buyer’s termination right. Such termination shall be Buyer’s sole remedy with respect to the content of the Supplemental Disclosure. If a termination notice is not received within the Termination Period, the relevant schedules will be deemed, for all purposes, to be provided or supplemented as described in the Supplemental Disclosure as of the date hereof and to be binding on Buyer and Seller.

ARTICLE XIII

SURVIVAL AND INDEMNIFICATION

13.1 Indemnification of Seller. Buyer shall indemnify and hold Seller, its officers, directors, shareholders, agents, Affiliates, successors and permitted assigns (the “Seller Indemnitees”) harmless from and against any and all damages, including exemplary damages and penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by Seller Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or (b) any liability or obligation (other than the Excluded Liabilities or any other liabilities or obligations for which Buyer is being indemnified by Seller hereunder) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date, including, but not limited to, Buyer’s failure to perform any of the Assumed Obligations.

13.2 Indemnification of Buyer. Seller shall indemnify and hold Buyer, its officers, directors, partners, agents, Affiliates, successors and permitted assigns (the “Buyer Indemnitees”) harmless from and against any and all Damages suffered by Buyer Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or (b) any liability or obligation (other than those for which Seller is being indemnified by Buyer hereunder and other than the Assumed Obligations) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring before the Closing Date and (c) the Excluded Liabilities.

13.3 Demands. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

13.4 Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party, having used its reasonable best efforts in resolution. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within fifteen (15) days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefore to the indemnified party.

13.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. If the indemnifying party has not chosen to contest a Claim, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim at no cost or expense to the indemnified party.

13.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

13.7 Payment of Damages. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement subject to offset for any insurance proceeds actually received by the indemnified party, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. The availability of insurance proceeds shall not delay or postpone any indemnification payment required hereunder. If the indemnified party both collects any such insurance proceeds and receives a payment from the indemnifying party hereunder, and the sum of such proceeds and payment is in excess of the amount payable with respect to the matter that is the subject of the indemnity, then the indemnified party shall promptly refund to the indemnifying party the amount of such excess, if permitted by the applicable insurance policies. Except as otherwise provided in the preceding sentence, the indemnified party’s receipt of any such insurance proceeds shall not eliminate or reduce the obligations of the indemnifying party or the rights of the indemnified party hereunder. Any amount payable to Buyer Indemnitees by Seller pursuant to this Article XIII shall, if not promptly paid by Seller, be paid and discharged in the form of a reduction in the principal amount of the Promissory Note as evidenced by a written statement executed by Seller, with such reduction being applied to installments of the first maturing principal.

13.8 Survival of Representations and Warranties. The representations and warranties contained in Articles V and VI of this Agreement shall survive until the second anniversary date of the Closing Date.

13.9 Limitations. No party will be required to make any indemnification under this Article XIII with respect to any Damages suffered by Buyer Indemnitees or Seller Indemnitees, as applicable, unless the aggregate of such Damages exceed $50,000.00. Notwithstanding any other provision of this Agreement to the contrary, the aggregate indemnification obligations of any party hereto shall in no event exceed 25% of the Purchase Price.

13.10 Sole Remedy. Indemnification under this Article XIII shall be the sole and exclusive remedy of the parties with respect to Damages resulting from the breach of any representation, warranty or covenant in this Agreement.

13.11 General. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTHING IN THIS CONSPICUOUS NOTICE IS INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE XIV

MISCELLANEOUS

14.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to Seller, addressed to:

Thomas A. “Kip” Hyde

5718 Airport Freeway

Fort Worth, Texas 76117

If to Buyer, addressed to:

Robert Albritton

7471 Benbrook Parkway

Benbrook, Texas 76126

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

14.2 Governing Law. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction).

14.3 Arbitration. If any dispute, controversy or claim (referred to collectively as a “Dispute”) of any kind or character arises by or among the Parties which cannot be amicably resolved, then at the written demand of any one Party to the others, the Dispute shall be fully and finally resolved by arbitration in Dallas County, Texas before a single arbitrator mutually acceptable to and selected by the Parties and otherwise in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). If no prompt agreement can be reached among the Parties concerning the identity of the arbitrator, then the sole arbitrator shall be selected in accordance with the applicable AAA Rules.

14.4 Entire Agreement; Amendments and Waivers. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

14.5 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by Seller or Buyer without the prior written consent of the other party. Seller hereby specifically consents to the assignment, at the election of Buyer and in connection with the FCC Approvals to be obtained as a condition of Closing, of all Permits of Seller issued by the Commission and subject to assignment and/or transfer from Seller to Buyer pursuant to the Agreement may be transferred and assigned to either Buyer, or any other wholly-owned subsidiary of Buyer. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

14.6 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Buyer and Seller shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions, but all of the remaining provisions of this Agreement shall remain in full force and effect.

14.7 Headings. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14.8 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

14.9 Sales and Transfer Taxes. Seller shall be responsible for and pay any applicable sales, stamp, transfer, documentary, use, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Buyer shall be responsible for the payment of any transfer taxes and registrations applicable to the transfer of the Vehicles and the Permits. Seller shall be responsible for a 8/12th fraction, and Buyer shall be responsible for the remaining 4/12ths fraction, of any ad valorem personal property taxes assessed with respect to the Assets during the 2005 calendar year.

14.10 Expenses. Except as otherwise provided in this Agreement, Seller and Buyer shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

14.11 Publicity. Except as otherwise required by applicable laws or regulations (including, without limitation, the federal securities laws), Seller and Buyer shall cooperate in the issuance of press releases or other public statements, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, and shall not unreasonably withhold approval as to the contents and the manner of presentation and publication thereof.

14.12 Confidentiality. Prior to the Closing Date, neither Buyer nor Seller will disclose the terms of this Agreement or the acquisition contemplated hereby to any person other than their respective directors, officers, agents or representatives, except (a) as otherwise provided herein, (b) as may be required in connection with obtaining the Requisite Stockholder Approval or (c) as required by law (including, without limitation, the federal securities laws). The Seller may make appropriate disclosures of the general nature of the acquisition to its employees, vendors and customers to protect the goodwill of the Business and to facilitate the Closing. Buyer may disclose pertinent information regarding the acquisition to existing and prospective investors, lenders, or investment bankers or financial advisors for the purpose of obtaining debt and/or equity financing, and may describe this Agreement and the transactions contemplated hereby in any offering document with respect to securities of the Buyer, and may include this Agreement as an exhibit thereto.

14.13 Legal Representation. Each of the parties hereby acknowledges that it has been afforded the opportunity to review and discuss this Agreement and the other documents and instruments contemplated to be delivered in connection with this Agreement with independent, qualified legal, accounting and other relevant professional advisors. Buyer hereby acknowledges that Bracewell & Giuliani LLP has acted as counsel solely for Seller and has explicitly recommended that Buyer seek the advice of Buyer’s legal counsel in connection with the review of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

TELETOUCH COMMUNICATIONS, INC.

By:
Thomas A. “Kip” Hyde, Jr.
Chief Executive Officer

TELETOUCH PAGING, LP

By:
Robert Albritton
Chief Executive Officer